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Exhibit No. 12
REVISED EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into effective this 1st day of November, 1996, by and between Upland Energy Corporation, a Utah corporation (the "Employer"), and John W. "Jack" Hobbs (the "Executive").

Premises

A) Employer previously employed Executive as secretary/treasurer of the Employer.

B) Employer wants to extend the previous employment contract and to change some of the terms of compensation.

C) Executive has agreed to the extension of the employment contract and to the change of some of the terms of the prior employment agreement.

Agreement

     FOR AND IN CONSIDERATION of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

     1. Employment. Employer hereby employs Executive to perform those duties generally described in this Agreement, and Executive hereby accepts and agrees to such employment on the terms and conditions hereinafter set forth.

     2. Term. The term of this Agreement shall commence on September 1, 1996, and end on August 31, 1998.

     3. Duties. During the term of this Agreement, Executive shall be employed by Employer as its secretary/treasure. In addition to the office of secretary/treasure, Executive agrees to serve in such other office or position with Employer or any subsidiary of Employer and such as shall, from time to time, be determined by Employer's board of directors. Executive agrees to continue to serve as a member of the Employer's board of directors for no additional compensation.

     4. Compensation. For all services rendered by Executive, Employer shall pay to Executive a salary of $36,000 per year throughout the term of this Agreement, payable in two equal monthly installments. All salary payments shall be subject to withholding and other applicable taxes. The rate of salary may be increased at any time as the board of directors may determine, based on earnings, increased activities of the Employer, or such other factors as the board of directors may deem appropriate. Executive shall receive bonus compensation as declared by the president of the Company.

     5.     Stock Options.     In addition to the above compensation,
Executive shall be entitled to receive stock options in Employer pursuant to any written stock option plan at the discretion of the board of directors.

     6. Expenses. Employer will reimburse Executive for expenses incurred in connection with Employer's business, including expenses for travel, lodging, meals, beverages, entertainment, and other items on Executive's periodic presentation of an account of such expenses. Employer shall reimburse Executive for business use of his personal vehicle.

     7.     Working Facilities.   Employer shall provide to Executive offices
and facilities appropriate to Executive's position and suitable for the performance of Executive's duties as set forth in this Agreement.

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     8.     Termination for Cause.  Employer may not terminate this Agreement during its term without cause ("Cause") by showing that Executive has materially breached its terms; that Executive, in the determination of the board, has been grossly negligent in the performance of his duties; that he has substantially failed to meet written standards established by Employer for the performance of his duties; or that he has engaged in material willful or gross misconduct in the performance of his duties hereunder.

     9. Termination Upon Transfer of Business. Notwithstanding any provision of this Agreement to the contrary, Executive may terminate this Agreement upon the happening of any of the following events: (a) the sale by Employer of substantially all of its assets to a single purchaser or to a group of associated purchasers; (b) the sale, exchange, or other disposition to a single entity or group of entities under common control in one transaction or series of related transactions of greater than 50% of the outstanding shares of Employer's common stock; (c) the decision by Employer to terminate its business and liquidate its assets; or (d) the merger or consolidation of Employer in a transaction in which the shareholders of the Employer immediately prior to such merger or consolidation receive less than 50% of the outstanding voting shares of the new or continuing corporation. In the event Executive does not elect to terminate this Agreement upon the happening of any of the events noted above, and as a result of such event, Employer is not the surviving entity, then the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Executive are increased, then the compensation of Executive provided for in paragraph 4 of this Agreement shall be reasonably adjusted upward for the additional duties and responsibilities assumed.

     10. Termination Payments. In the event the Executive's employment is terminated by the Employer during the term hereof for reasons other than Cause as defined in paragraph 7 of this Agreement, his salary, as provided in paragraph 4 of this Agreement shall continue through the term hereof.

     11. Death During Employment. If Executive dies during the term of this Agreement, Employer shall pay to the estate of Executive in six equal monthly installments commencing on the first day of the month immediately following the month in which Executive dies, an amount equal to one year's salary provided for in paragraph 4 of this Agreement.

     12.     Illness or Incapacity.   If Executive is unable to perform
Executive's services by reason of illness or incapacity for a period of more than six consecutive months, the compensation thereafter payable to Executive during the second consecutive six-month period shall be 50% of the compensation provided for herein. During such period of illness or incapacity, Executive shall be entitled to receive incentive compensation if any. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within a 12 consecutive month period, Executive shall not be entitled to receive any further compensation nor any payments for such illness or incapacity, and Employer may terminate this Agreement without further liability to Executive. Any existing options to purchase Employer's common stock held by Executive at the time of termination shall be governed by the terms of the option and not affected by this provision. At the termination of such illness or incapacity, Executive shall be entitled to receive Executive's full compensation payable pursuant to the terms of this Agreement.

     13. Nontransferability. Neither Executive, Executive's spouse, Executive's designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable except as specifically provided herein.
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     14.     Indemnification.  Employer shall indemnify Executive and hold
Executive harmless from liability for acts or decisions made by Executive while performing services for Employer to the greatest extent permitted by applicable law. Employer shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Employer against such liability.

     15. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

     16. Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the employment of Executive by Employer. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or periods thereafter, shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that is to constitute a part of this Agreement and is attached as an amendment to this Agreement and is signed by the parties to this Agreement.

     17. Enforcement. Each of the parties to this Agreement shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

     18. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Utah.

     19. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     20. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any covenant, agreement, term, or condition.

     21. Litigation Expenses. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of Executive's rights under this Agreement, Executive shall be entitled to recover from the Employer reasonable attorneys' fees, costs, and expenses incurred by Executive in connection with the enforcement of said rights if Executive should prevail in such action. Payment shall be made upon the conclusion of such action.

     AGREED AND ENTERED INTO as of the date first above written.

EMPLOYER:     Upland Energy Corporation

By /S/
Duly Authorized Officer

EXECUTIVE:

By: /S/ John W. "Jack" Hobbs